Exhibit 3

18 July 2006

Manager Companies
Company Announcements Office
Australian Stock Exchange Limited
Level 4, Stock Exchange Centre
20 Bridge Street
SYDNEY NSW 2000

Dear Sir,

Rinker’s annual general meeting 18 July 2006

In accordance with Listing Rule 3.13.2, we advise that at the annual general meeting of members of Rinker Group Limited held today, all resolutions referred to in the notice of meeting were passed without amendment.

Details of the resolutions passed and the proxies received in respect of each resolution are set out in the attached proxy summary.

Chairman’s address and Chief Executive’s address

We confirm that there were no material changes to the Chairman’s address and Chief Executive’s address, which were delivered at today’s annual general meeting. Advance copies of the addresses were lodged with your office today prior to the start of that meeting.

Yours sincerely,

P B Abraham
Company Secretary

Rinker Group Limited ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600 Facsimile (02) 9412 6666

PROXY SUMMARY
RINKER GROUP LIMITED ANNUAL GENERAL MEETING - 18 JULY 2006

ORDINARY BUSINESS

RECEIVE AND CONSIDER FINANCIAL AND OTHER REPORTS:

It was resolved, as an ordinary resolution, on a show of hands, that the company’s financial report and the reports of the directors and of the auditors, for the financial year ended 31 March 2006, be received and considered.

Proxy votes

The proxy position on the receipt and consideration of the financial and other reports was:

Total number of proxy votes received:	452,101,953
Votes in favour of the resolution:	439,502,083
Votes against the resolution:	1,382,311
Votes abstaining on the resolution:	31,773,053
Votes at the proxy’s discretion:	11,217,559
of which, at Chairman’s discretion:	8,777,242

ADOPTION OF REMUNERATION REPORT

It was resolved, as an ordinary resolution, on a show of hands, that the remuneration report for the year ended 31 March 2006 be adopted. It was noted that this resolution was advisory only and did not bind the directors or the company.

Proxy votes

The proxy position on the adoption of the remuneration report was:

Total number of proxy votes received:	475,280,627
Votes in favour of the resolution:	456,035,664
Votes against the resolution:	7,831,095
Votes abstaining on the resolution:	8,594,379
Votes at the proxy’s discretion:	11,413,868
of which, at Chairman’s discretion:	8,982,057

ELECTION OF DIRECTORS

It was resolved, as an ordinary resolution, on a show of hands, that Walter Revell, a director retiring at the close of the meeting in accordance with clause 56 of the company’s constitution, be re-elected as a director of the company.

Proxy votes

The proxy position on the re-election of Walter Revell was:

Total number of proxy votes received:	483,059,009
Votes in favour of the resolution:	468,917,935
Votes against the resolution:	2,775,330
Votes abstaining on the resolution:	817,640
Votes at the proxy’s discretion:	11,365,744
of which, at Chairman’s discretion:	8,889,145

It was resolved, as an ordinary resolution, on a show of hands, that Jack Thompson, a director retiring at the close of the meeting in accordance with clause 54 of the company’s constitution, be elected as a director of the company.

Proxy votes

The proxy position on the election of Jack Thompson was:

Total number of proxy votes received:	483,021,676
Votes in favour of the resolution:	470,646,734
Votes against the resolution:	978,276
Votes abstaining on the resolution:	853,330
Votes at the proxy’s discretion:	11,396,666
of which, at Chairman’s discretion:	8,899,300

It was resolved, as an ordinary resolution, on a show of hands, that with effect from the financial year commencing 1 April 2006, the aggregate maximum sum available for remuneration of non-executive directors is increased by A$450,000 per year to A$1,700,000 per year.

Proxy votes

The proxy position on increasing the maximum aggregate remuneration of non-executive directors was:

Total number of proxy votes received:	477,862,657
Votes in favour of the resolution:	461,212,295
Votes against the resolution:	8,817,427
Votes abstaining on the resolution:	2,121,293
Votes at the proxy’s discretion:	7,832,935
of which, at Chairman’s discretion:	5,460,615

It was resolved, as an ordinary resolution, on a show of hands, that for the purposes of section 256B and section 256C(1) of the Corporations Act 2001, approval is given for the Company to reduce its share capital by paying to each person who is a shareholder of the Company at 7.00pm Sydney time on 25 July 2006 (Record Date) the amount of A$0.50 per share held by that person on the Record Date.

Proxy votes

The proxy position on approving a return of capital to shareholders was:

Total number of proxy votes received:	483,095,164
Votes in favour of the resolution:	468,036,335
Votes against the resolution:	3,762,140
Votes abstaining on the resolution:	780,785
Votes at the proxy’s discretion:	11,296,689
of which, at Chairman’s discretion:	8,905,824

It was resolved, as a special resolution, on a show of hands, that the constitution of Rinker Group Limited is amended by deleting the whole of the existing clause 23 and replacing it with a new clause 23 on the same terms as clause 23 of the constitution of Rinker Group Limited as at 31 March 2003.

Proxy votes

The proxy position on amending the constitution to renew the proportional takeover provisions for a further three years was:

Total number of proxy votes received:	482,787,444
Votes in favour of the resolution:	462,033,723
Votes against the resolution:	9,115,994
Votes abstaining on the resolution:	1,072,508
Votes at the proxy’s discretion:	11,637,727
of which, at Chairman’s discretion:	9,153,901